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CONSENT OF MCGRAW-HILL CONSTRUCTION DODGE

McGraw-Hill Construction Dodge hereby consents to (a) the inclusion of the chart entitled “McGraw Hill Construction Dodge Detention Facilities - Construction Dollars”, and based upon McGraw-Hill Construction Dodge data provided by McGraw-Hill Construction Dodge to ISI Detention Contracting Group, Inc. (the “Company”) during March 2007, in the Registration Statement on Form S-4 (File No. 333-139594), and any related prospectuses and proxies, of the Company or Argyle Security Acquisition Corporation filed with the Securities and Exchange Commission (the “Registration Statement”), and (b) the filing of this consent as an exhibit to the Registration Statement. In giving such consent , we do not thereby admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts" used in the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

McGraw-Hill Construction Dodge

By:
Name
Title Senior Director,
MHC Research and Analytics
Date: March 15, 2007

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